EXHIBIT 3.1

                                    EXHIBIT A

                            STATEMENT OF DESIGNATION
                        OF RIGHTS AND PREFERENCES OF THE

                     SERIES A CONVERTIBLE PREFERRED STOCK OF
                             HENLEY HEALTHCARE, INC.

        We, being respectively the President and Secretary of Henley Healthcare, Inc. a corporation organized and existing under and by virtue of the Texas Business Corporation Act of the State of Texas (hereinafter the "Corporation"), DO HEREBY CERTIFY:

FIRST:

        That pursuant to authority expressly granted and vested in the Board of Directors of said Corporation by Article 213 of the Texas Business Corporation Act and the provisions of the Articles of Incorporation, said Board of Directors, on March 13th, 1998, adopted the following resolution setting forth the designations, powers, preferences and rights of its Series A Convertible Preferred Stock (the "Statement of Designation").

        RESOLVED: That the designations, powers, preferences and rights of the Series A Convertible Preferred Stock be, and they hereby are, as set forth below:

1.      NUMBER OF SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK.

        The Corporation hereby authorizes the issuance of up to 5,000 (five thousand) shares of Series A Convertible Preferred Stock par value $10 per share (the "Preferred Stock"). This Preferred Stock shall pay an annual dividend of 4%, payable quarterly on each subsequent March 31st, June 30th, September 30th and December 31st, and shall be payable in cash or shares of Common Stock at the Corporation's option.

        Any outstanding Preferred Stock shall be converted automatically on the terms pursuant to Section 5(a) of this Statement of Designation, three (3) years from the date of issue.

2.      VOTING.

               (a) Except as provided by law, by the provisions of Subparagraph 2(b) below, holders of Preferred Stock (the "Holders") shall not have the right to vote on any matter affecting the Corporation.

               (b) The Corporation shall not amend, alter or repeal the preferences, special rights or other powers of the Preferred Stock so as to affect adversely the Preferred Stock, without
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        the written consent or affirmative vote of the Holders of at least a two thirds majority of the then outstanding shares of Preferred Stock to be affected by amendment, alteration or repeal, given in writing or by vote at a meeting, consenting or voting (as the case may be,) separately as a class. For this purpose, without limiting the generality of the foregoing, the authorization or issuance of any series of preferred stock with preference or priority over or on a parity with the Preferred Stock as to the right to receive either dividends or amounts distributable upon liquidation, dissolution or winding up of the Corporation shall not be deemed to affect adversely the designated class of Preferred Stock.

3.      LIQUIDATION.

        In the event of a voluntary or involuntary dissolution, liquidation, or winding up of the Corporation, the Holders of Preferred Stock shall be entitled to receive out of the assets of the Corporation legally available for distribution to holders of its capital stock, before any payment or distribution shall be made to holders of Common Stock or any other class of stock ranking junior to the Preferred Stock, an amount per share of Preferred Stock equal to $1,000 (the "Stated Value") plus any accrued and unpaid dividends. If upon such liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the Holders of Preferred Stock shall be insufficient to permit payment to the Holders of Preferred Stock of the amount distributable as aforesaid, then the entire assets of the Corporation to be so distributed shall be distributed ratably among the Holders of Preferred Stock. Upon any such liquidation, dissolution or winding up of the Corporation, after the Holders of Preferred Stock shall have been paid in full the amounts to which they shall be entitled, the remaining net assets of the Corporation may be distributed to the Holders of stock ranking on liquidation junior to the Preferred Stock. Written notice of such liquidation, dissolution or winding up, stating a payment date, the amount of the liquidation payments and the place where said liquidation payments shall be payable, shall be given by mail, postage prepaid or by telex or facsimile to non-U.S. residents, not less than 10 days prior to the payment date stated therein, to the Holders of record of Preferred Stock, such notice to be addressed to each such Holder at its address as shown by the records of the Corporation. For purposes hereof the Common Stock, shall rank on liquidation junior to the Preferred Stock.

4.      RESTRICTIONS.

        The Corporation will not modify the terms of the Preferred Stock at any time when shares of Preferred Stock are outstanding, without the approval of the Holders of at least a two thirds majority of the then outstanding shares of Preferred Stock given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a series, except where the vote or written consent of the Holders of a greater number of shares of the Corporation is required by law or by the Corporation's Articles of Incorporation, as amended, provided, however, that pursuant to the power granted to them in the Corporation's Articles of Incorporation, the Corporation's Board of Directors may, without approval of any of the Holders of the Preferred Stock, resolve to:
(i) increase the number of shares of the Preferred Stock issuable under this Statement of Designation, or (ii) decrease the

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number of shares of Preferred Stock issuable under this Statement of Designation to the number of shares of Preferred Stock then outstanding.

5.      OPTIONAL CONVERSION.

        The Holders of shares of Preferred Stock shall have the following conversion rights:

               (A) RIGHT TO CONVERT: CONVERSION PRICE. Subject to the terms, conditions, and restrictions of this Section 5, the Holder of any share or shares of Preferred Stock shall have the right to convert each such share of Preferred Stock into a number of shares of Common Stock equal to the Stated Value of the Preferred Stock plus all accrued but unpaid dividends of such share or shares of Preferred Stock divided by the "Conversion Price" which shall be equal to the lesser of (i) 75% of the average closing bid price of the Common Stock (the "Average Closing Price"), during the period of five trading days immediately preceding the date of conversion (the "Conversion Date"), or (ii) 100% of the closing bid price of the Common Stock on the original issuance date of such share of shares of Preferred Stock (the "Issuance Date"). Notwithstanding the above, the Conversion Price shall not be lower than $2.90 (the "Conversion Floor"). If at any time the Company's Common Stock is not listed for trading on The Nasdaq SmallCap Market, The Nasdaq National Market, the American Stock Exchange or the New York Stock Exchange, the Conversion Price requirement in alternative (i) above shall be reduced to 65% of the Average Closing Price and the Conversion Floor shall not apply. All such bid price information referred to herein shall be as reported by the Nasdaq SmallCap Market or any other such exchange or quotation system on which the Common Stock is then listed for trading.

               If at any time the Preferred is outstanding, the closing bid price of the Company's Common Stock for ten (10) consecutive trading days is lower than $2.90, the Company shall pay to the Holders of the Preferred Stock a cash penalty of 2% per month of the outstanding Stated Value of the Preferred. The cash penalty shall commence on the such time the Common Stock trades at a closing bid of no lower than $3.89 for ten
        (10) consecutive days. The cash penalty shall be paid on the thirtieth
        (30th) day following the day the penalty commences, and on each thirty
        (30) days thereafter. For purposes of receipt of the penalty, the Holders of the Preferred Stock shall be creditors of the Corporation.

               (B) CONVERSION DATES. The Holder of any share or shares of Preferred Stock may convert cumulatively any of such shares as follows: on the earlier of the date on which a registration statement covering the resale of the Common Stock issuable upon conversion of the Preferred Stock is declared effective by the Commission or, 100 days following the Issuance Date. The 4% dividend shall be waived by the Holder for any conversion by such Holder prior to 6 months after the Issuance Date.

               (C) CONVERSION NOTICE. The right of conversion shall be exercised by the Holder thereof by telecopying or faxing an executed and completed written notice (the "Conversion

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        Notice") to the Corporation that the Holder elects to convert a specified number of shares of Preferred Stock representing a specified Stated Value thereof into Common Stock and by delivering by express courier the original Conversion Notice and a certificate or certificates of Preferred Stock being converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the Holders of the Preferred Stock), together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued. The business date indicated on a Conversion Notice which is telecopied to and received by the Corporation in accordance with the provisions hereof shall be deemed a Conversion Date. The Conversion Notice shall include therein the Stated Value of shares of Preferred Stock to be converted, and a calculation (a) of the Average Closing Bid Price, (b) the Conversion Price, and (c) the number of shares of Common Stock to be issued in connection with such conversion. The Corporation shall have the right to review the calculations included in the Conversion Notice, and shall provide notice of any discrepancy or dispute therewith within three (3) business days of the receipt thereof. The Holder shall deliver to the Corporation an original Notice of Conversion and the original Preferred to be converted within three (3) business days from the date of the Notice of Conversion.

               (D) ISSUANCE OF CERTIFICATES - TIME CONVERSION EFFECTED. Promptly, but in no event more than five (5) business days, after the receipt of the Conversion Notice referred to in Subparagraph (5)(c) and surrender of the certificate or certificates for the share or shares of Preferred Stock to be converted, the Corporation shall issue and deliver, or cause to be issued and delivered, to the Holder, registered in such name or names as such Holder may direct, a certificate or certificates for the number of whole shares of Common Stock into which such shares of Preferred Stock are converted. Such conversion shall be deemed to have been effected as of the close of business on the date on which such Conversion Notice shall have been received by the Corporation, and the rights of the Holder of such share or shares of Preferred Stock shall cease, at such time, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the Holder or Holders of record of the shares represented thereby. Issuance of shares of Common Stock issuable upon conversion which are requested to be registered in a name other than that of the registered Holder shall be subject to compliance with all applicable federal and state securities laws. The Company shall pay a penalty of $10.00 per $1,000.00 stated value of Preferred Stock for every day subsequent to five (5) business days after the latter of (i) the receipt of an original Conversion Notice and (ii) the receipt of the original certificate or certificates representing the share or shares of Preferred Stock that the Company fails to send the Common Stock to the Holder by overnight courier.

               (E) FRACTIONAL SHARES. No fractional shares shall be issued upon conversion of any Preferred Stock into Common Stock. All fractional shares shall be aggregated and then rounded down to the nearest whole share. In case the number of shares of Preferred Stock represented by the certificate or certificates surrendered pursuant to Subparagraph 5(a)

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        exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the Holder, at the expense of the Corporation, a new certificate or certificates for the number of shares of Preferred Stock represented by the certificate or certificates surrendered which are not to be converted.

               (F) REORGANIZATION OR RECLASSIFICATION. If any capital reorganization or reclassification of the capital stock of the Corporation shall be effected in such a way that Holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization or reclassification, lawful and adequate provisions shall be made whereby each Holder of a share or shares of Preferred Stock shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of such share or shares of Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore receivable upon such conversion had such reorganization or reclassification not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of such Holder to the end that the provisions hereof (including without limitation provisions for adjustments of the conversion rights) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.

               (G) ADJUSTMENTS FOR SPLITS, COMBINATIONS ETC., The Conversion Price and the number of shares of Common Stock into which the Preferred Stock shall be convertible shall be adjusted for stock splits, combinations, or other similar events. Additionally, an adjustment will be made in the case of an exchange of Common Stock, consolidation or merger of the Corporation with or into another corporation or sale of all or substantially all of the assets of the Corporation in order to enable the Holder of Preferred Stock to acquire the kind and the number of shares of stock or other securities or property receivable in such event by a Holder of the Preferred Stock of the number of shares that might otherwise have been issued upon the conversion of the Preferred Stock. No adjustment to the Conversion Price will be made for dividends (other than stock dividends), if any, paid on the Common Stock or for securities issued for fair value.

6.      REDEMPTION OF PREFERRED STOCK.

               (A) RIGHT TO REDEEM PREFERRED STOCK. At any time, prior to receiving a Conversion Notice, the Corporation may redeem, in whole or in part, if the Company's share price is less than the closing bid price on the Issuance Date of such shares, in whole or in part, the then issued and outstanding shares of Preferred Stock, by paying to the Holder an amount (the "Redemption Price") equal to 130% of the Stated Value plus all accrued but unpaid

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        dividends of the Preferred Stock redeemed. The Corporation may not in any circumstance redeem the Preferred Stock after receiving a Conversion Notice.

               (B) NOTICE OF REDEMPTION. The Corporation shall provide each Holder of record of the Preferred Stock with written notice of redemption, not less than five (5) days, prior to the redemption of the Preferred Stock (the "Redemption Date"). The Redemption Notice shall contain (i) the Redemption Date, (ii) the number of shares of Preferred Stock to be redeemed from the Holder to whom the Redemption Notice is delivered, (iii) instructions for surrender to the Corporation of the certificate or certificates representing the shares of Preferred Stock to be redeemed, (iv) specification by the Corporation of the total number of shares of Preferred Stock to be redeemed as provided in this
        Section 6, and (v) the Redemption Price. In no case may the Redemption Date be more than five (5) business days after the Redemption Notice. If the Company fails to pay to the Holder the required amount in cash no later than the Redemption Date, the Redemption shall for all purposes be null and void and the Holder may convert the Preferred Stock pursuant to
        Section 5, and all future rights of Redemption, as provided in this
        Section 6 shall be forfeited by the Company.

               (C) SURRENDER OF CERTIFICATES: PAYMENT OF REDEMPTION PRICE. On or before the Redemption Date, each Holder of the shares of Preferred Stock to be redeemed shall surrender the required certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Redemption Notice, and upon such surrender, the Redemption Price for such shares shall be paid by the Corporation on the Redemption Date via wire transfer to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each such surrendered certificate shall be canceled and retired. If a certificate is surrendered and all the shares evidenced thereby are not being redeemed, the Corporation shall issue new certificates to be registered in the names of the person(s) whose name(s) appear(s) as the owners on the respective surrendered certificates and deliver such certificate to such person(s).

7.      ASSIGNMENT.

        Subject to all applicable restrictions on transfer, the rights and obligations of the Corporation and the Holder of the Preferred Stock shall be binding upon and benefit the successors, assigns, heirs, administrators, and transferees of the parties.

8.      SHARES TO BE RESERVED.

        The Corporation, upon the effective date of this Statement of Designation, has a sufficient number of shares of Common Stock available to reserve for issuance upon the conversion of all outstanding shares of Preferred Stock, pursuant to the terms and conditions set forth in Paragraph 5. The Corporation will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance upon the conversion of Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding

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shares of Preferred Stock. The Corporation covenants that all shares of Common
Stock which shall be so issued shall be duly and validly issued, fully paid and non assessable. The Corporation will take all such action as may be required, if the total number of shares of Common Stock issued and issuable after such action upon conversion of the Preferred Stock would exceed the total number of shares of Common Stock then authorized by the Corporation's Articles of Incorporation, as amended, in order to increase the number of authorized shares of Common Stock to a number sufficient to permit conversion of the Preferred Stock.

9.      NO REISSUANCE OF SERIES A CONVERTIBLE PREFERRED STOCK.

        Shares of Preferred Stock which are converted into shares of Common Stock as provided herein shall not be reissued.

10.     CLOSING OF BOOKS.

        The Corporation will at no time close its transfer books against the transfer of any Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Preferred Stock in any manner which interferes with the timely conversion of such Preferred Stock, except as may otherwise be required to comply with applicable securities laws.

conversion of such Preferred Stock, except as may otherwise be required to comply with applicable securities laws.

11.     DEFINITION OF COMMON STOCK.

        As used in this Statement of Designation, the term "Common Stock" shall mean and include the Corporation's authorized Common Stock, as constituted on the date of filing of these terms of the Preferred Stock, and shall also include any capital stock of any class of the Corporation thereafter authorized which shall neither be limited to a fixed sum or percentage of par value in respect of the rights of the Holders thereof to participate in dividends nor entitled to a preference in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the corporation; provided that the shares of Common Stock receivable upon conversion of shares of Preferred Stock shall include only shares designated as Common Stock of the Corporation on the date of filing of this instrument, or in case of any reorganization, reclassification, or stock split of the outstanding shares thereof, the stock, securities or assets provided for hereof.

        The said determination of the designation, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, relating to the Preferred Stock was duly made by the Board of Directors pursuant to the provisions of the Corporation's Articles of Incorporation and in accordance with the provisions of the Business Corporation Act of the State of Texas.

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        IN WITNESS HEREOF, this Statement of Designation has been signed by:

Michael M. Barber, President on this 13th day of March, 1998.


_______________________________________
President, Henley Healthcare, Inc.

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